NORTHERN FUNDS

AMENDMENT NO. 1 TO SUB-ADVISORY AGREEMENT MULTI-MANAGER GLOBAL REAL ESTATE FUND

This Amendment (“Amendment”), dated as of the 4th day of January, 2019, is entered into between Northern Trust Investments, Inc. (the “Adviser”), and Brookfield Public Securities Group LLC (formerly Brookfield Investment Management Inc.) (the “Sub-Adviser”).

WHEREAS, the Adviser and Sub-Adviser have entered into a Sub-Advisory Agreement (the “Agreement”) dated as of November 24, 2014, pursuant to which Board of Trustees of the Northern Funds (the “Board”) has appointed the Sub-Adviser to act as a sub-adviser to the Multi-Manager Global Real Estate Fund (the “Fund”);

WHEREAS, the Adviser and Sub-Adviser now wish to amend the Agreement to acknowledge that the Sub-Adviser has reorganized effective January 4, 2019, and will be known as Brookfield Public Securities Group LLC; and

WHEREAS, the Adviser and Sub-Adviser acknowledge that the reorganization of Brookfield Investment Management Inc. into Brookfield Public Securities Group LLC does not result in a change of “control” and therefore an “assignment” of the Agreement under Section 15(a)(4) of the Investment Company Act of 1940, as amended, or Section 205(a)(2) of the Investment Adviser Act of 1940, as amended.

NOW THEREFORE, the parties hereto, intending to be legally bound hereby agree to amend the Agreement as follows:

1.    All references to Brookfield Investment Management Inc. in the Agreement are hereby replaced with “Brookfield Public Securities Group LLC,” a Delaware limited liability company.

2.    Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

All signatures need not appear on the same copy of this Amendment.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

NORTHERN TRUST INVESTMENTS, INC.

By:
Title:	Sr. Vice President

BROOKFIELD PUBLIC SECURITIES GROUP LLC

By:
Title:	Brian Hurley, Managing Director & General Counsel